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                                                                Exhibit 99.57



FOR IMMEDIATE RELEASE
                   Contact:  Jim Hertzog         Rhonda Chiger (investors)
                             Xytronyx Inc.       Patricia Gitt (media)
                             619/550-3900        Dewe Rogerson Inc.
                                                 212/688-6840


                             XYTRONYX  RECEIVES APPROVABLE LETTER FROM
                             FDA  FOR PERIODONTAL  TISSUE  MONITOR


San Diego, CA, June 6, 1997 --- Xytronyx, Inc. (AMEX: XYX) today announced that it has received an approvable letter from the U.S. Food and Drug Administration
(FDA) for a premarket application (PMA) for the Periodontal Tissue Monitor
(PTM). The approval is contingent upon certain manufacturing requirements and labeling issues. The Company has signed a letter of intent with Steri-Oss, a leading dental implant company, for distribution of PTM in North America and other countries. PTM is currently being marketed by Hawe-Neos Dental in Europe and will be marketed by Shofu upon regulatory approval in Japan.

PTM is a chairside test which can be used at the dentist's office for the detection and monitoring of periodontitis, a severe form of periodontal disease. According to the American Dental Association, periodontitis affects 24% of 18 - 64 year olds in the U.S. each year and 33% of the world-wide population.

"We are pleased to have received the approvable letter from the FDA and will now move PTM towards final approval and commercialization. We look forward to turning our attention to our proprietary Cancer Immunotherapy Program (PDIT-TM-) and Boronated Porphyrin Compounds (BOPP) for the treatment of cancer," said H. Laurence Shaw, M.D., president and chief executive officer at Xytronyx. "Within the last five months, Xytronyx has put together a new management team and raised $10 million in capital to pursue our new strategic mission of being a licensing, research and development company."

This news release contains forward looking statements. The actual results could vary from those expected due to a variety of risks set forth from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1996 and its report on Form 10-K for the year ended March 31, 1996. The Company can provide no assurances as to when or if the Company will receive final approval from the FDA for the PMA for PTM. The Company undertakes no obligation to publicly release the results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Xytronyx Inc. is a licensing, research and development company for healthcare products. The Company actively seeks products in order to manage their further development and licensing opportunities. Xytronyx is currently engaged in the development of cancer related technologies, Cancer Immunotherapy (PDIT-TM-) for the treatment of metastatic cancer and Boronated Porphyrin Compounds (BOPP) for cancer and other proliferative disorders.

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